Exhibit 16
Inside information
1 Purpose
The purpose of this document is to describe the requirements for handling Inside information related to
Equinor shares and Financial instruments and Inside information related to listed Third party’s shares and
Financial instruments. For the avoidance of doubt, when Financial instruments is used in this document it also includes shares.
 2 Scope
The target group is all persons working for the Equinor group, including the members of the board of directors of Equinor ASA and of Equinor subsidiaries.
3 Provisioning
This document is provided for in FR19 Legal and compliance.
4 Requirements
4.1 Inside information assessments
Requirement: Anyone working for Equinor who obtains Inside information or information which has the potential to develop into Inside information shall be reported immediately to the owner of the information in the relevant Business Area (BA) or Corporate Staff (CS) for further reporting to the investor relation unit in Equinor (CFO IR).
Justification: The purpose of Inside information regulations is to ensure integrity, transparency, efficiency and fairness in financial markets. To comply with applicable legislation, CFO IR needs to be informed of information which has the potential to develop into Inside information in Equinor Financial instruments.
Guidance: If there is any doubt in whether the information constitutes Inside information, or as to who is the owner of the information, CFO IR should be consulted immediately. CFO IR should, after consulting
Legal and compliance, corporate team (LEG COR), consider in close cooperation with relevant BA or CS, whether it is deemed prudent to document the Inside information assessment in writing. CFO IR is responsible for assessing the significant effect criteria, and LEG COR is responsible for assessing the precision criteria. A future event or circumstance is reasonably to be expected to come into existence if it is close to 50% (but a little less) chance for the future event occurring.
4.2 Public disclosure of Equinor Inside information
Requirement: CFO IR shall as soon as possible publicly disclose Equinor Inside information by issuing a stock market announcement, to also be submitted to the OAM NewsWeb and made available on
Equinor’s website, unless there is legal basis for delayed disclosure (see below in section 4.5.1).
Justification: The purpose of Inside information disclosure requirement is to ensure integrity, transparency, efficiency and fairness in financial markets.
Guidance: The obligation to disclose Inside information “as soon as possible” is interpreted strictly and applies also outside the Euronext Oslo Børs opening hours. However, Euronext Oslo Børs does accept a procedure where Inside information in financial reporting is approved by the Board after close of trading and is made public before trading commences on the next day in accordance with Equinor’s disclosed financial calendar. The same applies to information on dividends that are proposed or approved as an inherent part of the Board's approval of a financial report and is published in connection with, and at the same time as, the financial report in question.
4.3 Prohibition of misuse of Inside information
Requirement: Anyone in possession of Inside information shall not use that information by acquiring or disposing of, for its own account or for the account of a third party, Financial instruments to which that information relates, including to subscribe to, purchase, sell exchange Financial instruments or to cancel or amend an order of Financial instruments placed before the possession of Inside information occurred.
This applies equally to entry into, purchasing, selling or exchanging options or forward contracts or similar rights (including financial derivatives) related to such Financial instruments or to incite such dispositions.
The prohibition also applies to incitement of trading, i.e. it is not permitted to give others (such as family members) advice or in any way influence anyone to make, or to refrain from making such dispositions when in possession of Equinor Inside information.
Justification: To comply with applicable legislation, regulations and stock exchange requirements.
Guidance: This prohibition applies to any physical or legal person, indirect or direct trading and both trading on own behalf and on behalf of others, irrespective of the settlement method.
Misuse of Inside information and breach of regulations relating to proper handling of Inside information is a criminal offence. Infringements are punishable by substantial fines as well as imprisonment. Both deliberate and negligent infringements may be subject to prosecution. Aiding and abetting, as well as attempted misuse of the information, are similarly punishable. In addition, one may incur personal liability for damage to Equinor and others, as well as disciplinary actions relating to the employment relationship, up to and including dismissal.
It is not considered misuse of Equinor Inside information to receive Equinor shares under Equinor’s general share saving scheme for employees. The sale of shares obtained under the share savings scheme is subject to the same restrictions as shares obtained in the open market.
4.4 Duty of confidentiality
Requirement: Inside information is confidential information and shall not be given to or in any other way be made available to unauthorised individuals or companies.
Justification: To comply with internal requirements, applicable legislation, regulations and stock exchange requirements on the handling of Inside Information.
Guidance: The information can only be transferred to or made available to others in the normal exercise of the employment, profession or duties of the person disclosing the information. The recipient should also have a justifiable and well-founded need for the information considering Equinor's interests. A strict
"need to know" principle should be applied and the number of people with access to the information should be as low as possible.
As a matter of best practice, approval from the owner of the Inside information should normally be obtained prior to Inside information being transferred or made available to another person.
Persons possessing Inside information should handle such information with due care so that the Inside information does not come into the possession of unauthorised persons.
In case Inside information is distributed pursuant to the above, the listing requirements in section 4.6.2 apply.
4.5 Deferred disclosure of Equinor Inside Information
4.5.1
Requirement: If (i) immediate disclosure of the Inside information is likely to prejudice Equinor’s legitimate interests, (ii) delayed disclosure is not likely to mislead the public and (iii) Equinor ensures the confidentiality of that information, CFO IR may, in consultation with LEG COR, decide to defer disclosure of the Inside information in which case CFO IR shall make a written assessment of the above criteria and a leak statement.
Justification: To ensure documentation that the decision has been taken according to applicable law.
4.5.2
Requirement: If Equinor is in deferred disclosure of Inside information, CFO IR shall continuously monitor that the conditions for delayed disclosure are met.
Justification: To comply with applicable legislation, regulations and stock exchange requirements and to ensure market integrity and fairness.
Guidance: CFO IR will ensure close dialogue with the project owning the Inside information to monitor whether the conditions for the deferred disclosure are met.
4.5.3
Requirement: CFO IR shall immediately publicly disclose Inside information subject to deferred disclosure if the conditions for delayed disclosure as set out in 4.5.1 no longer are met.
Justification: To ensure market integrity and fairness in financial markets.
Guidance: The obligation to make the Inside information public includes situations (i) where a rumour explicitly relates to Inside information, where that rumour is sufficiently accurate to indicate that the confidentiality of that information is no longer ensured and (ii) there is no longer any need or legitimate reason for delaying disclosure of the Equinor Inside information.
4.5.4
Requirement: Immediately following disclosure of Equinor Inside information which has been subject to delayed disclosure, CFO IR shall submit the form titled 'Notification of Delayed Disclosure' to the Financial
Supervisory Authority of Norway (Finanstilsynet) via Altinn.
Justification: To ensure transparency to the market by informing that some persons have had access to
Inside information.
4.6 Confidential listing (phase 1) and insider listing (phase 2)
4.6.1
Requirement: If confidential information with a potential to develop into Inside information exists, a confidential (phase 1) listing shall be initiated as further set out in Appendix A.
Justification: To ensure confidentiality and to be prepared to initiate the obligations following the information becoming Inside information (phase 2 listing).
4.6.2
Requirement: Once Inside information exists, an insider (phase 2) listing of all persons with access to the
Inside information, shall be executed as further set out in Appendix A.
Justification:  To ensure that Inside information is not misused, and to promote transparency, and oversight in the financial markets. Furthermore, to ensure traceability for inspections by regulators and market surveillance authorities.
Guidance: Equinor has an obligation in situations with deferred disclosure to ensure that an insider list is made. It is the responsibility of the project leader, with assistance from CFO IR, to initiate and execute insider listing.
4.6.3
Requirement: Those who transmit Inside information or make the Inside information accessible to others shall immediately notify the person responsible for Inside listing.
Justification: To ensure that all persons with access to Inside information become aware of their obligations and to enable CFO IR to fulfil the insider listing requirement.
4.6.4
Requirement: Insider lists and notifications shall be created in the dedicated IT-tool as further set out in
Appendix A.
Justification: The use of the IT-tool ensures that the obligations related to listing as are fulfilled.
4.7 Third parties engaged by Equinor
Requirement: If Equinor Inside information is disclosed to a Third party engaged by Equinor, one contact person from such Third party shall be listed in Equinor phase 2 listing.
Justification: To ensure that Third party’s employees are listed and become aware of the obligations for handling Inside information.
Guidance: Third parties engaged by Equinor, for instance service providers, will regularly need to share information into its own organisation, including Inside information, to perform tasks according to its engagement. As a best practice, it is recommended to inform Third parties engaged by Equinor, that they are required to prepare such insider list within its own legal entity. It is recommended that Equinor take reasonable steps to ensure that the contact person acknowledge in writing that such Third party will keep insider list for own employees.
4. 8 Business Area responsibility
4.8.1
Requirement: Each BA and CS shall nominate a person in the management team that has the on-going responsibility for ensuring that respective project leaders perform the required quality control of insider listing undertaken during their projects.
Justification: To ensure compliance with the listing requirement.
4.8.2
Requirement: Each BA and corporate function shall ensure that they at any time have at least two people who have the responsibility for the actual listing based on input from the project leader and who are trained in the requirements and the practical use of the listing tool.
Justification: To ensure compliance with the listing requirement
4.9 Retention
Requirement: CFO IR shall retain the insider list and Inside information announcements on Equinor’s website for at least five years.
Justification: To comply with regulatory requirements.
4.10 Third party’s Inside information
Requirement: The prohibition of misusing Inside information and the confidentiality obligation above shall apply equally to Inside information related to listed Third party’s Financial instruments.
Justification: To comply with applicable legislation, regulations and stock exchange requirements.
Guidance: Equinor does not have any legal obligation to maintain insider lists in respect of persons with access to Inside information in Equinor’s contractors, partners or other Third parties. Equinor BA and CS engaged in projects which may involve access to Third parties’ Inside information could, depending on a sensitivity and risk assessment, consider maintaining a list of individuals with access to such information and to notify such individuals of their individual responsibilities in this regard. Third parties may also request that Equinor maintains a list of all Equinor employees with access to their Inside information.
Equinor BAs and CS should consider training relevant personnel in Inside information regulations to increase awareness of individual responsibilities.
4.11 Duty to contact Euronext Oslo Børs in case of profit warning or special matters
Requirement:: If Equinor at any time during the opening hours of Euronext Oslo Børs, is to publicly disclose information on a take-over bid or a profit warning or other specific matters that is assumed to have a significant effect on its share price, CFO IR shall contact Euronext Oslo Børs prior to making such public disclosure.
Justification: To ensure that Euronext Oslo Børs is able to consider suspension of trading in the share in advance of the publication
Guidance: The prior notification is addressed to the Market Surveillance and Administration Department
of Euronext Oslo Børs by telephone. The duty to give prior notice is separate and additional to the duty to notify Euronext Oslo Børs of a decision to delay publication of Inside Information.
5 Definitions and abbreviations
The following words/terms are defined in the Library of definitions.

Word/Term	Abbreviation	Definition	Function Area
Inside information
“Inside information” means any information of a
precise nature (as defined below) relating to
Financial instruments, the issuers thereof or other
circumstances which have not been made public
and are not commonly known in the market, hence
is likely to have a significant effect (as defined
below) on the price of those Financial instruments
or of related Financial instruments.
•Information of a “precise nature” means
information which indicates circumstances that
exist or may reasonably be expected to come into
existence or an event that has occurred or may
reasonably be expected to occur and which is
specific enough to enable a conclusion to be
drawn as to the possible effect of those
circumstances or that event on the price of the
Financial instruments or related Financial
instruments.
•Information likely to have a “significant
effect” on the price of Financial instruments or of
related Financial instruments means information
which a reasonable investor would be likely to use
as part of the basis of his or her investment
decisions.
Legal and compliance
Third party
Means any entity or individual that Equinor has, or
is considering entering into, a business
relationship with, including but not limited to
suppliers, vendors, Joint venture partners,
operators, agents, lobbyists, consultants,
customers, and counterparties and targets in
mergers, acquisitions, and divestment
transactions.
Legal and compliance

Word/Term	Abbreviation	Definition	Function Area
Financial instruments
1. transferable securities,
2. money market instruments,
3. units in collective investment undertakings,
4. options, futures, swaps, forward rate
agreements and any other derivate contracts
relating to securities, currencies, interest rates,
yields or emission allowances, or other derivative
instruments, financial indices or financial
measures which may be settled physically or in
cash,
5. options, futures, swaps, forwards and any other
derivate contracts relating to commodities that
must be settled in cash or may be settled in cash
at the option of one of the parties other than by
reason of default or other event resulting in
termination of the contract,
6. options, futures, swaps and any other derivate
contracts relating to commodities that may be
physically settled, provided that they are traded on
a regulated market, a multilateral trading facility or
an organised trading facility, except for wholesale
energy products traded on an organised trading
facility that must be physically settled,
7. options, futures, swaps, forwards and any other
derivate contracts relating to commodities, which
have the characteristics of other financial
derivatives, which may be physically settled
unless otherwise mentioned in no. 6 and which
are not for a commercial purpose,
8. derivatives for the transfer of credit risk,
9. financial contracts for differences,
10. options, futures, swaps, forward rate
agreements and any other derivate contracts
relating to climate variations, freight rates or
inflation rates or other official economic statistics,
which must be settled in cash or may be settled in
cash at the option of one of the parties other than
by reason of default or other event resulting in
termination of the contract, as well as any other
derivate contracts relating to assets, rights,
obligations, indices and measures not otherwise
mentioned in this provision, which have the
characteristics of other financial derivatives,
having regard to whether, inter alia, they are
traded on a regulated market, a multilateral trading
facility or an organised trading facility,
Legal and compliance

Word/Term	Abbreviation	Definition	Function Area

11. emission allowances under the Greenhouse
Gas Emission Trading Act.
Instruments as have been issued by way of
distributed ledger technology as mentioned in
Article 2 point 1 of Regulation (EU) 2022/858 shall
also be considered financial instruments.

Business Areas	BA	The hierarchy of organisation units at different levels below the CEO are Business area (BA), Business cluster (BC), Business unit (BU) and sector. See CD01.	People and organisation
Corporate Staff	CS	Was previously called Corporate function. See CD01.	People and organisation
Finance and control	F&C		Finance and control
6 Changes from previous version
Updated to new template.
Justification added to each requirement.
Minor changes to reflect changes in laws and regulations.
7 References
The Equinor Book
FR19 Legal and Compliance
APPENDIX A
Processes for insider listing in Equinor (phase 2 listing)
Responsibility for initiation and execution of insider listing is assigned to the project leader in the relevant
BA or CS, with assistance on request from CFO IR.
Practical registration through the Inside information database listing tool is performed by dedicated personnel in each BA or corporate function or by the project leader.
The person responsible for listing should ensure that persons being listed and thus having access to
Inside information know they are included on the insider list, their duties and responsibilities of holding
Inside information, as well as the criminal liability associated with misuse or unwarranted distribution of such information.
Quality control of the listing practice is the responsibility of a person nominated by the BA or CS. This person is also responsible for keeping updated on Equinor’s requirements.

Phase 1. Listing of persons with confidential information (phase 1 listing)
1.The project leader or owner of the information is responsible for identifying the presence of confidential information with a potential to develop into Inside information through continuous monitoring of information in the project. If in doubt as to whether the information has the potential to develop into Inside information, the project leader should discuss with the area responsible in Finance and control (F&C) and then consult with CFO IR for evaluation.
Examples of relevant triggers for considering if there is confidential information with a potential to develop into Inside information are;
•Business development projects that are subject to board approval should be evaluated with regards to potential to develop into Inside information before the DGB decision document is submitted to the corporate executive committee (CEC).
•High impact exploration wells should be evaluated for potential to develop into Inside information potential.
•Changes of Equinor’s official guiding to the market
It should be noted that also other information than in the examples above might have a potential to develop into Inside information.
2.When confidential information is assessed as having the potential of developing into Inside information, project leader is responsible for initiating the phase 1 listing process. Project leader is responsible for preparation of the list of persons with access to such information.
3.Project leader triggers the practical listing by providing the list to the designated BA personnel, who executes the listing by entering the data into the Inside information database tool.

Phase 2. Inside listing; Listing of persons with Inside information
•When in phase 1, project leader has an obligation to continuously monitor the project development and keep CFO IR up to date on developments so CFO IR can evaluate whether the information develops into and constitutes Inside information.
•Inside information might be present without first being subject to phase 1 listing and triggers immediate insider listing.
•CFO IR will, in cooperation with LEG COR and the project leader, determine whether the information constitutes Inside information.
•If CFO IR, in consultation with LEG COR, assesses that the information constitutes Inside information or would occur at a certain time in the future, the project leader will be advised to execute or prepare for listing in phase 2.
 At the time the information constitutes Inside information (and provided that the Inside information is subject to deferred disclosure) the project leader is responsible to initiate phase 2 listing immediately as set out below. Standardised phase 2 e-mails should immediately be sent to each person listed in phase 2.
Listing tool and notifications
Listing for phase 1 and for phase 2 is done by using the Inside information database tool. Access to and the practical use of the tool and its dedicated database is managed by CFO IR, who will also provide training as required to the designated personnel in each BA /CF responsible for the practical listing.
A three-phase listing process is executed through the insider listing tool. Affected personnel will receive notification as set out below, as well as other information specific to the issue:

CONFIDENTIAL	INSIDER	PUBLICATION
Phase I	Phase II	Phase III
"You are now listed due to knowledge of confidential information". The recipient shall confirm in writing that such notification is received.	Deferred disclosure. "You are now listed as holding Inside information". The recipient shall confirm in writing that such notification is received.	Publication of information and cancelling of listing.
Listing in phase 2 may also include Third party personnel (such as partners, contractors, counterparties in negotiations) having acquired Equinor Inside information.  Such listed Third party personnel will then get same notification as Equinor personnel.
The lists include the following information:
•name of the person,
•Third party contact if applicable,
•national ID number,
•the date and time the persons were given access to such information,
•the functions of the persons,
•the reasons why the persons are on the list,
•the date of entries, and
•the date of changes to the list.
Listed persons get a request to confirm they have received the information.
Phase 3. Publication and cancellation
Upon public disclosure of the Inside information through a stock exchange announcement – or if the project or work on the project has been stopped and therefore is confirmed by CFO IR to no longer constitute Inside information, – the project leader is responsible for cancellation of the insider listing through the Inside information database listing tool. Notifications will be sent to affected personnel as set out above.